NPBC_022305
National Penn Bancshares, Inc. Webcast - Question and Answer Segment

Speakers:
Wayne Weidner; NPBC; Chairman and CEO
Glenn Moyer; NPBC; President
Gary Rhoads; NPBC; Treasurer

Question and Answer

Wayne Weidner: The first series of questions are going to address the fraud area. And I am going to address these questions to Glenn Moyer. The first question: "The description of the fraud scheme in the written statement really doesn't help us understand it. Can you give us a basic narrative or any more detail about how the scheme works?"

Glenn Moyer: Wayne, I hope as I answer this, that folks understand that we can't disclose all of these details, as doing so at this point may compromise the ongoing legal and criminal investigations. What is important to say is that no customer funds were lost. What I can tell you is that the fraud scheme involved the theft of bank loan money by misappropriating customer identities. It is clearly an effort of an individual, with intentional efforts to mislead.

Wayne Weidner: Glenn, "What rank or position of the Company did the individual hold?"

Glenn Moyer: The individual involved as a former employee was a mid level lender in our Company.

Wayne Weidner: "Over what period of time did the fraud occur?"

Glenn Moyer: Based on the investigation to date, this dates back to 2002, or maybe earlier. As we reported earlier, this was a very sophisticated pyramid-style fraud scheme, that was really specifically designed to avoid detection by ongoing bank controls and audits.

Wayne Weidner: Our next question: "Did the individual leave National Penn before the fraud was discovered or after? Was he or she discharged?"

Glenn Moyer: The individual left the bank before the fraud was discovered. And, as I've said twice in just the last minute or so, the fact of the matter is this very sophisticated scheme, that had the clear intentional efforts to mislead, really was part of the process to avoid detection by ongoing bank controls and audits. And I will say that this appears to be a textbook case of a bank officer abusing his position of trust and authority.

Wayne Weidner: Our next question: "Do you anticipate the filing of criminal charge?"

Glenn Moyer: Well, as we mentioned, we are working with the FBI and the Federal Prosecutor's Office. And while we can't comment on the details or status of their investigation, we can tell you that we intend to vigorously pursue criminal charges for this individual.

Wayne Weidner: The next question we received: "About how many customers had their credit reports affected? What can you do to help them? And have you been able to put these situations right? Or does it take time?"


                                                                               1

National Penn Bancshares Q&A Only - February 23, 2005

Glenn Moyer: This is a very, I think, helpful question. There were two levels of customers that were involved. There were 25 to 75 customers that were impacted for a very short period of time, with no consequences, or no specific bank corrective action being required. Then there was a level of customers, actually less than 10 individuals, that were affected, and required bank action. National Penn has moved immediately. And we have addressed those customer issues and resolved them.

Wayne Weidner: Thank you. Our next series of questions. Next, I'll address it to Gary Rhoads. "Will the Company and its auditors be able to attest to the Company's internal controls over financial reporting in the Company's 10-K?"

Gary Rhoads: At this point, we anticipate timely filing of our 10-K. We are working with our auditors right now. And beyond that, it would be premature for me to make any further comments,

Wayne Weidner: Thank you Gary. Our next question, I am going to address to
Glenn: "Can you comment on what the bank could recover for the fraud through insurance? And over what time frame this could be recovered?"

Glenn Moyer: Well, as we said earlier, and I certainly want to make clear in my answer, we are pursuing all of the loss through insurance and civil claims. The process has already begun. Obviously though, this is going to take some time. But I can assure you that we will focus both the appropriate external and internal resources on resolving this issue as soon as possible.

Wayne Weidner: Next question. "Can you comment on the 13 basis points of margin compression from the third quarter? Does the Company anticipate further margin compression in the first quarter?" I'll address this to Gary Rhoads.

Gary Rhoads: The margin compression occurred primarily due to the more competitive environment for deposits, which thereby increased our funding costs faster than we can increase our loan rates. And this has been an ongoing issue from a competitive standpoint.

Wayne Weidner: Thank you Gary. Gary, another question that follows the deposit side: "Can you comment on the rise in deposit costs from the third quarter? Is the Company offering any promotional deposit accounts which contributed to the overall rise in deposit costs?"

Gary Rhoads: As just mentioned, about the competitive environment, yes, we consistently offer promotional accounts and deposit rates throughout our marketplace. And we anticipate that will continue in 2005.

Wayne Weidner: Thank you Gary. Our next question, I'll address this to Glenn. "To what extent did the overall competitive environment hurt the Company's loan yield versus the third quarter?"

Glenn Moyer: Well, certainly we had nice growth in our loan portfolio during the fourth quarter. But I will tell you, as anyone who is in our business knows, the competition for quality loan assets is very, very tight in our primary market. That is good for the businesses, and the consumers in our market. It is tough on loan yields. And we will be watching this. We have been trying to work with all of our customer contact people, to do the very best we can on pricing, as we put additional assets onto the books of the bank.

Wayne Weidner: And Glenn, tying on to that question: "Has management set any targets for 2005 in terms of loan and deposit growth or overall earnings per share growth?"


                                                                               2
National Penn Bancshares Q&A Only - February 23, 2005

Glenn Moyer: Wayne, National Penn has always set very specific targets for growth in the areas mentioned -- loans, deposits, overall EPS growth. These are internal targets that we use to motivate, incent and compensate our employees. But what I can share with you is that everything that we have in place is focused on how can we deliver another year, another very strong year, of success and profits for National Penn bank shares.

Wayne Weidner: Thank you Glenn. As you talk about the deposits, another question in that same area, Gary, "Can you provide some additional detail on deposit pricing? Reference, the NOW account increased 42 basis points last quarter."

Glenn Moyer: The NOW accounts that increased 42 basis points last quarter are municipality and school district accounts, which are more rate sensitive to market interest rates. Our consumer NOW accounts have increased only 7 basis points.

Wayne Weidner: Okay. Gary, now we're going to jump back to the income statements. There is a question: "What is the compensation adjustment of $975,000 related to in the GAAP adjustment?"

Gary Rhoads: That -- our executive incentive compensation plan is based on earnings per share growth targets. The reduction of earnings per share related to the special fraud charge leads to significantly reduced executive incentive compensation payouts for 2004. And that's what that million five pre-tax, $975,000 after-tax reduction is.

Wayne Weidner: Thanks Gary. And this I am going to address to Glenn. "What is the outlook for loan yields and security yields? Can you provide details regarding rates currently being added to each group?"

Glenn Moyer: Wayne, I will comment on this in two areas. We've spoken a little bit about the difficulty in pricing, especially in the commercial C&I market. And so that outlook is to make every attempt we can to stay and hold as steady as possible. In the security yields area, we are challenged there, as every financial service company is challenged, because of the flattening of the yield curve. And so, with that, it is hard, even with extending the portfolio, it is hard to pick up much yield growth there. And so we expect that to be fairly flat as well.

Wayne Weidner: Glenn, our next question, "Please discuss loan growth for the quarter, and prospects for 2005."

Glenn Moyer: Let me just give a number here, if I can. I believe in preparing to answer this question, we're looking at it. Loan growth for the quarter appears -- in the fourth quarter of `04, appeared to be 2.15%. Now that is not annualized. And the prospects for 2005, I would say we just reported that for `04.

We had growth of about 12-1/2%, when you added in acquisitions, netted out securitizations. And we are focused on kind of that low double-digit growth, similar to last year's growth, as we look forward to `05. We think that's going to be a challenge. But we think we have opportunities to do that, given the geographic coverage we have, and the quality relationship managers that we have in our marketplace.

Wayne Weidner: Thank you Glenn. Our next question has to do with our growth:
"You have been growing very rapidly. Did this fraud happen because of your systems couldn't keep up with your rapid growth? Question, is the fraud related to any of your acquisitions?" Gary Rhoads, do you want to answer that?

National Penn Bancshares Q&A Only - February 23, 2005

Gary Rhoads: The answer is that the issue had no relationship whatsoever to our growth. And it also had no relationship whatsoever to any of our acquisitions. It was the result of an employee using a sophisticated, pyramid style fraud scheme, as we mentioned before, involving identity theft, to manipulate the system. Regarding our growth, we plan to continue expanding, and providing more financial solutions for our customers.

Wayne Weidner: Thank you Gary. Our next question: "Please identify changes in internal procedures made as a result of these events." Glenn, would you care to address that?

Glenn Moyer: Well, obviously coming out of a situation as we have, in this isolated fraud, I believe there will be some changes to our internal processes as a result of the action. We will look at things such as reviewing changes in our paper flow procedures, signatures and identification verifications, mailing and confirmation processes. But, to be able to say today what those changes are, and how they will be implemented, I would say it's premature to make that determination.

Wayne Weidner: Okay. Thank you Glenn. Our next question has to do with our share available for repurchase: "The number of shares that are remaining for repurchase under this authorization?" Gary, would you address that please?

Gary Rhoads: Sure. We have a million share repurchase authorization, restated to 1,250,000 shares for a stock split. We have approximately 575,000 shares remaining on that. And that's been in effect for, I believe, about a year and a half now. And we had set no time table to complete that repurchase.

Wayne Weidner: Okay. Thank you Gary. Next question. Address this to Glenn: "What do you think the provision expense will look like going forward?"

Glenn Moyer: Wayne, we made in our comments here in the webcast, I believe, that we provided $4.8m during 2004 in the reserve. The difference in the growth obviously was the reserve that came over from the People's acquisition. Our hope is that our credit quality remains strong. Clearly we're working at that. But that remains to be seen, as the year progresses. But if that credit quality remains as strong as it is at this point, we are hopeful that we can provide somewhat less than the $4.7m we provided in 2004.

Wayne Weidner: Our next question I am going to also address to you Glenn. I believe you covered it earlier. But let's look at it one more time: "Can you please touch on the deposit/loan pricing dynamics you are facing, and what you foresee happening with regard to pricing?"

Glenn Moyer: Let's again break those into the two parts. Loan pricing, because such a large portion of our portfolio is related to commercial banking activity, while our retail loan section is showing nice growth, clearly as a percent of our total portfolio, somewhat in excess of 75% of our loan assets are on the commercial side. That pricing will remain very competitive.

We believe, though, with our deep relationships with our current customers and prospects, that want to be handled in the way that National Penn manages commercial relationships, that we are going to be able to generally hold the loan pricing areas. The deposit dynamics remain more tough to predict. As you know, in a rising rate environment, especially on the short end, there has been a balance as to how much of that increase in deposit pricing we can pass on to our customers. And I will tell you that I think whether it's National Penn or other bank holding companies in `05, watching the management of the deposit pricing piece of that dynamic will be very telling as the year goes on.

Wayne Weidner: Thank you Glenn. Our next two questions I am going to direct to Gary. The first one


                                                                               4
National Penn Bancshares Q&A Only - February 23, 2005 being margin guidance: "I believe last quarter you said the margin would be stable from third quarter levels." Gary, would you care to comment on that.

Gary Rhoads: Yeah. I am going to go back to comments I made earlier on our margin compression. And it relates back to the competitive pressures on the deposit side being the key driver right now. And that competition continues.

Wayne Weidner: Okay. And the other piece of this question: "Comment on deposit flows, and the impact on your municipal deposit inflows in the third quarter. Is this the reason for the decline in period end deposits for fourth quarter?"

Gary Rhoads: Yes, that's correct. School district deposits peak between September 30 and October 31 each year. And they gradually flow out until August of the following year. So there is a seasonal affect to the municipal deposits.

Wayne Weidner: Thank you Gary. "How does this impact National Penn's reputation with customers, the public, investors, employees?" Glenn, would you care to respond to that question?

Glenn Moyer: Let me do that. And I think this relates to really some general questions about our reputation and what we can do to repair or rebuild any damage that might have occurred to that. I do want to talk about this, because clearly we believe strongly that our Company's future remains strong.

A couple of indicators here. Since our announcement relative to bank holding companies of our size, our share price has held firm. And I believe that's an ongoing mark of investor confidence. Secondly, anybody that knows National Penn knows that we take great pride in our reputation as a proven and respected local financial services company. We have 73 community offices, across 9 counties in Southeast Pennsylvania, and now one in Northern Maryland. And we manage more than $4b in assets. We have said earlier, we never have before experienced anything like this in our 130 years of successfully doing business in Southeastern Pennsylvania.

This was an isolated incident. And clearly we are taking it very seriously. But the outlook for the bank holding company remains very strong. Our finances, as you've heard, continue to prosper. We posted record net income for 2004, despite the special charge. In fact, as we reported for 27 consecutive years, the institution has consistently reported improved earnings.

The customers, our customers, our shareholders, the public in general, can be assured that National Penn has every intention of remaining the preferred local financial services company for all of their needs. And one final comment that I am very proud of, I believe our employees are more focused than ever. They take this personally. They take this seriously. And that's going to be the strength that will move us forward to absolutely continue to build on National Penn's strength.

Wayne Weidner: Glenn, thank you. We are a strong Company, with an outstanding reputation. We appreciate your confidence in National Penn. This concludes our presentation. I want to thank all of you for joining us today. Have a good evening.


                                                                               5

National Penn Bancshares Q&A Only - February 23, 2005